Exhibit 6.10

REMEMBRANCE GROUP, Inc.

2020 Equity Incentive Plan

Remembrance group, Inc.

2020 EQUITY INCENTIVE PLAN

Effective Date: February 1, 2020

1. Purpose of this Plan

This Plan has been adopted to promote the interests of the Corporation and its shareholders by strengthening the ability of the Corporation to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of the Corporation. This Plan is intended to provide the opportunity to receive stock options, restricted stock, restricted stock units, and other equity based awards to designated (a) employees of the Corporation, (b) Non-Employee Directors, and (c) consultants who perform services for the Corporation. The Corporation believes that equity awards in the form of stock options, restricted stock, restricted stock units, and/or other equity based awards will encourage the Plan participants to contribute materially to the growth of the Corporation and will align the economic interests of the Plan participants with those of the Corporation’s shareholders. This Plan is effective as of the Effective Date.

2. Definitions

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a) “Administrator” has the meaning set forth in Section 4.1.

(b) “Award” means an award of an Incentive Stock Option, a Non-Qualified Stock Option, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards granted under this Plan.

(c) “Award Agreement” means a written agreement between the Corporation and a Participant with respect to an Award granted to such Participant.

(d) “Board” means the Board of Directors of the Corporation.

(e) “Cause” shall have the meaning provided in the employment agreement between the Corporation and the Participant, provided that if no such employment agreement exists or no definition of “Cause” exists in such employment agreement, “Cause” shall mean any of the following: (i) the Participant’s dishonesty of a material nature (including, but not limited to, theft or embezzlement of funds or assets of the Corporation); (ii) the Participant’s conviction of, or guilty or no contest plea to, a felony charge or any misdemeanor charge involving theft, dishonesty, or moral turpitude; (iii) the Participant’s material noncompliance in any respect with any law or regulation, foreign or domestic, affecting the business of the Corporation or its operations; (iv) the Participant’s violation of any express lawful direction of the Board or any person who answers directly to the Board; (v) any material violation by the Participant of any rule, regulation, or policy established by the Corporation; (vi) the Participant’s material breach of any Award Agreement or the Plan or any other agreement the Participant may have with the Corporation, including, without limitation, any noncompetition, nondisclosure, nonsolicitation, confidentiality, or other restrictive covenant agreement; (vii) the Participant’s breach of any fiduciary duty to the Corporation; (viii) the Participant’s incompetence, neglect, or misconduct in the performance of the Participant’s duties; (ix) repeated and consistent failure by the Participant to be present at work during normal business hours except during vacation periods or absences due to temporary illness (if such presence is a requirement of the service relationship of the Participant with the Corporation); (x) the Participant’s abuse of alcohol, drugs, or other substances that directly or indirectly interferes with the performance of the Participant’s duties; or (xi) engagement by the Participant in activities that are, or would reasonably be expected to be, detrimental to the interests of the Corporation, as determined in the sole and good faith judgment of the Board.

(f) “Change in Control” means the occurrence of any of the following events or circumstances with respect to Remembrance Group, Inc., a Delaware corporation:

(i) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act becomes the beneficial owner of a majority of the then outstanding Common Stock or capital stock of the Corporation;

(ii) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act becomes the beneficial owner of capital stock of the Corporation enabling such person or group to cast a majority of the votes in the election of directors of the Corporation;

(iii) the shareholders of the Corporation approve a plan of dissolution or complete or substantially complete liquidation of Corporation; or

(iv) any consummation of:

(1) a reorganization, restructuring, recapitalization, share exchange, reincorporation, merger or consolidation of the Corporation (a “Business Combination”) unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of capital stock of the Corporation outstanding immediately prior to such Business Combination (A) beneficially own, directly or indirectly, at least 50% of the common equity securities of the Corporation or other entity resulting from such Business Combination outstanding after such Business Combination in substantially the same proportions as their direct and indirect beneficial ownership of the capital stock of the Corporation immediately prior to such Business Combination, and (B) are able to cast a majority of the votes in the election of directors of the corporation or other entity resulting from such Business Combination; or

(2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation or the Corporation (excluding any pledge, mortgage, grant of security interest, sale-leaseback, or similar transaction, but not including any foreclosure sale).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (f)(i) or (f)(ii) above as a result of the acquisition of Common Stock or capital stock of the Corporation by one or more employee benefit plans (or related trusts) maintained by the Corporation. For purposes of this definition, references to “beneficial owner” and correlative phrases shall have the same definition as set forth in Rule 13d-3 under the Exchange Act (except that ownership by underwriters (including when acting as initial purchasers in a private offering) solely for purposes of a distribution or offering shall not be deemed to be “beneficial ownership”). Further notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations, and official guidance thereunder. References to specific Sections of the Code shall include any successor provisions and the rules, regulations, and official guidance under such Sections or successor provisions, as applicable.

(h) “Common Stock” means the shares of Common Stock, par value $0.0001 per share, of Remembrance Group, Inc., a Delaware corporation, or such other securities as may be substituted therefor pursuant to the provisions hereof.

(i) “Consultant” means an advisor, consultant, representative, agent, or other independent contractor who performs services (other than as an Employee) for the Corporation.

(j) “Continuous Service” means that the Participant’s employment with or service to the Corporation or a Subsidiary or affiliate, whether as an Employee, Consultant, or Non-Employee Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company, a Subsidiary, or an Affiliate as an Employee, Consultant, or Non-Employee Director or a change in the entity for which the Participant renders such service; provided, however, that there is no interruption or termination of the Participant’s Continuous Service; provided further, however, that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Non-Employee Director of an Affiliate will not constitute an interruption of Continuous Service. The Board or the Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the Administrator, including sick leave, military leave, or any other personal or family leave of absence.

(k) “Control” and correlative words, with respect to any Person, mean the ability of another Person to control or direct the management, actions, or policies of such Person, whether by ownership of voting securities, by contract, or otherwise.

(l) “Corporate Event” has the meaning set forth in Section 3.3.

(m) “Corporation” means Remembrance Group, Inc., a Delaware corporation, or any successor thereto. Except where the content otherwise requires, the term “Corporation” includes any of the Corporation’s then present Subsidiaries.

(n) “Disability” shall have the meaning provided in the employment agreement between the Corporation and the Participant, provided that if no such employment agreement exists or no definition of “Disability” exists in such employment agreement, “Disability” shall mean that, due to physical or mental reasons, a Participant is unable to perform the essential functions of the Participant’s duties, with any reasonable accommodations required by law, for ninety (90) consecutive days, or an aggregate of one hundred twenty (120) days in any twelve (12) month period.

(o) “Effective Date” means February 1, 2020.

(p) “Eligible Person” means any Employee and, in the case of Awards other than Incentive Stock Option Awards, (i) any Consultant, who is specifically identified by the Administrator, and (ii) any Non-Employee Director of the Corporation.

(q) “Employee” means any Person who is employed by the Corporation.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended (including any successor statute), and the rules and regulations thereunder.

(s) “Exercise Price” with respect to an Award, means the exercise price in respect thereof.

(t) “Fair Market Value” of a share of Common Stock as of any date means:

(i) if the Common Stock is listed or authorized for quotation on an established national or regional securities market (“Publicly Traded”), the closing sale price on such date or, if there are no trades on such date, the mean between the closing bid and asked prices on such date, as reported by the principal exchange or market on which the Common Stock is traded (or, if not so reported, as reported by such financial reporting service as may be designated by the Board); or

(ii) if the Common Stock is not Publicly Traded or, if Publicly Traded, the sales prices or bid and asked quotations are not publicly reported, the fair market value as determined by the Board, which, with respect to determinations of fair market value for purposes of determining the Exercise Price of an Option, is determined in accordance with Section 409A.

If an Award Agreement has a different definition of Fair Market Value of a Share for purposes of implementing a cashless exercise feature contained therein, then, for that purpose, Fair Market Value shall have the meaning set forth in such Award Agreement.

(u) “Grant Date” means the date specified by the Board on which a grant of an Award to a Participant shall become effective, which shall not be earlier than the date on which the Board takes action with respect thereto.

(v) “Incentive Stock Option” means an option to purchase Shares granted pursuant to Section 6 that is intended to qualify and in fact qualifies as an incentive stock option under Sections 421 and 422 of the Code.

(w) “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an Employee.

(x) “Non-Qualified Stock Option” means an option to purchase Shares granted pursuant to Section 6 that is not an Incentive Stock Option.

(y) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Other Stock-Based Awards” means other awards of Shares, and other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property, including, without limitation, stock appreciation rights.

(aa) “Participant” means any Person who was an Eligible Person on the Grant Date and who holds an outstanding Award granted under this Plan.

(bb) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(cc) “Plan” means this Remembrance Group, Inc. 2020 Equity Incentive Plan, as amended from time to time.

(dd) “Restricted Stock” means Common Stock granted under Section 7.

(ee) “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the administrator of the Plan equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

(ff) “Section 409A” means Section 409A of the Code and the rules, regulations, and official guidance thereunder.

(gg) “Securities Act” means the Securities Act of 1933, as amended (including any successor statute), and the rules and regulations thereunder.

(hh) “Share” means a share of Common Stock issued or issuable under the terms this Plan.

(ii) “Subsidiary” means a Person that is Controlled, directly or indirectly, by the Corporation; provided, however, that, with respect to Incentive Stock Options, the term “Subsidiary” shall include only a Person that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Corporation.

3. Shares Subject to this Plan

3.1 Number of Shares. Subject to Section 3.2 and Section 3.3, the aggregate number of Shares that may be delivered under this Plan is 2,500,131 Shares. All Shares authorized under the Plan may be issued as Incentive Stock Options. The Shares delivered under this Plan may consist of authorized but unissued Shares or issued Shares that have been reacquired by the Corporation. All Awards under this Plan shall be expressed in Shares.

3.2 Calculation of Shares. To the extent that any Award is terminated, forfeited, or cancelled or expires or is otherwise surrendered or returned to the Corporation, in each case prior to delivery of Shares thereunder, or if the Award is paid or settled in cash, the underlying Shares will no longer be charged against the aggregate number set forth in Section 3.1 (until they become subject to another Award) and may again be made subject to Awards under this Plan. For purposes of calculating the number of Shares used and available for use under this Plan, only Shares underlying Awards that have been or, by their terms, may be settled by delivery of Shares shall be charged against such number.

3.3 Adjustments. If any reincorporation, recapitalization, reorganization, reclassification, or any stock dividend, stock split, reverse stock split, or other change in the Common Stock shall occur or any acquisition, divestiture, asset sale, merger, consolidation, share exchange, spin-off, split up or other business combination or any dividend or distribution (other than a cash dividend that is ordinary in nature and amount) shall be declared or made with respect to the Corporation (excluding its Subsidiaries and affiliates) or its Common Stock (each, a “Corporate Event”), the Board may, but is not required to, cause an adjustment to be made, in the manner and to the extent that it deems appropriate and equitable, in: (a) the maximum number and kind and amount of securities subject to this Plan; (b) the number and kind of securities, rights, cash and properties subject to some or all then outstanding Awards; (c) the Exercise Price of some or all then outstanding Awards; and (d) the other terms of this Plan and then outstanding Awards; provided, however, that, in the case of Incentive Stock Options, such adjustments shall be made in a manner consistent with the applicable requirements of Section 424(a) of the Code; provided further, however, that, in the case of Options and/or to the extent applicable, such adjustment shall be made in a manner consistent with the applicable requirements of Section 409A. Such adjustment shall be conclusive and binding for all purposes.

3.4 Notices. The Corporation shall use reasonable efforts to inform Participants of the record date, if any, for any Corporate Event sufficiently in advance to enable them to exercise vested Awards or, if otherwise permitted by the terms thereof then in effect, unvested Awards prior to such record date and of any adjustments pursuant to Section 3.3; provided, however, that neither the Corporation nor any director, officer, employee, agent, consultant, or representative of the Corporation shall be liable for failure to do so and the failure to do so shall not affect the authorization, validity, enforceability, or consummation of any Corporate Event.

4. Administration

4.1 Administrator. Unless a committee is appointed by the Board, this Plan shall be administered by the Board, which shall have all rights, powers, and authorities necessary or appropriate in connection therewith. Neither the Corporation nor any member of the Board (nor any person authorized by the Board to exercise administrative duties with respect to the Plan) shall be liable for any action, omission, or determination made in good faith with respect to this Plan or any Award, including any failure of an Award to qualify as an Incentive Stock Option Award or meet the requirements for exemption from or compliance with Section 409A. Except to the extent prohibited by applicable laws, rules, or regulations, the Board shall have the authority to delegate administration of this Plan, in whole or in part, to third party service providers and administrators, as well as Employees and a committee composed of members of the Board. The administrator of the Plan, whether it be the Board or a committee appointed by the Board, is referred to herein as the “Administrator.”

4.2 Discretionary Authority. Subject only to the express limitations of this Plan, the Administrator shall have authority to determine the Eligible Persons to whom, and the time or times at which, Awards are granted, the number of Shares subject to Awards, the Exercise Price of Awards, the time or times at which Awards vest and become exercisable or payable, the term of Awards, the procedures for exercise and settlement of Awards, and all other terms and conditions of Awards. Subject only to the express limitations of this Plan, the Administrator shall have sole authority to interpret this Plan and each Award, to make all factual determinations under this Plan and each Award, to amend this Plan or any Award Agreement to correct any defect, error, or omission or to reconcile any inconsistency herein or therein, and to make all other decisions necessary or advisable for administration of this Plan. The Administrator shall have the authority to prescribe, amend, and rescind rules and regulations relating to this Plan and the administration thereof. The determinations of the Administrator under this Plan need not be uniform and may be made selectively among Persons who receive, or are eligible to receive, Awards, whether or not such Persons are similarly situated. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly. All interpretations, determinations, decisions, and actions by the Administrator may be made in the exercise of its sole discretion and shall be final and binding upon all parties.

4.3 Terms of Awards. Each Award shall be evidenced by an Award Agreement between the Corporation and the applicable Participant that shall include the terms and conditions of the Award as the Administrator shall determine, consistent with the Plan. Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as “incentive stock options” within the meaning of Section 422 of the Code.

4.4 Conditions on Delivery of Stock. The Corporation will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Administrator, (ii) in the opinion of the Corporation’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Corporation such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any applicable laws. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, will relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority will not have been obtained.

4.5 Changes to Awards. The Administrator shall have authority to accelerate the vesting or exercisability of any and all outstanding Awards at any time or on the occurrence of any event or circumstance.

5. Eligibility and Awards

All Eligible Persons are eligible to be selected by the Board or Administrator to receive an Award under this Plan. Except as otherwise agreed by the Corporation, no Person shall have a right to receive an Award or, having received an Award in the past, have a right to again receive an Award. Each Award shall be evidenced by an Award Agreement between the Corporation and the Participant that shall include such terms and conditions (consistent with the Plan) as the Administrator may determine.

6. Stock Option Awards

6.1 Grant of Option Awards. An Option Award may be granted to any Eligible Person selected by the Board or Administrator; provided, however, that, in addition to any other limitations required to comply with the applicable provisions of the Code, Incentive Stock Options shall be granted only to Employees. Unless otherwise designated by the Board or Administrator, any Option that complies with the applicable provisions of the Code shall be an Incentive Stock Option. Any Option which does not comply with the requirements of the Code to be an Incentive Stock Option shall be considered a Non-Qualified Stock Option.

6.2 Exercise Price. The Administrator shall prescribe the exercise price per Share under each Option Award; provided, however, that the Exercise Price per Share under an Option Award shall not be less than the Fair Market Value per Share on the Grant Date, except that the Exercise Price per Share under a Non-Qualified Stock Option may be less than 100% of the Fair Market Value of such Shares on the date such option is Granted provided that, and only if, the Board approves a lower price after consideration of the application of Section 409A of the Code. Additionally, in the case of an Incentive Stock Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation, the Exercise Price per Share shall not be less than 110% of the Fair Market Value of such shares on the date such Incentive Stock Option is granted.

6.3 Vesting; Term of Option Award. The Administrator shall prescribe the time or times at which, and the conditions upon which, each Option shall become vested and exercisable, if any. Such vesting requirements may be based on the continued employment of or provision of services by the applicable Participant with the Corporation or other conditions established by the Board. The Board shall prescribe the term of each Award; provided, however, that no Award shall have a term that is longer than ten years after the applicable Grant Date; provided further that in the case of an Incentive Stock Option granted to an employee who is a 10% shareholder in the Corporation at the time the Award is granted, the Award shall not have a term that is longer than five years after the applicable Grant Date.

6.4 Exercise of Option Award. Subject to such terms and conditions (including vesting requirements) as may be prescribed by the Board or Administrator or set forth in this Plan, an Option Award may be exercised in whole or in part at any time during the term thereof. Except as otherwise provided in the applicable Award Agreement, no portion of an Option which is unexercisable at the Participant’s termination or employment or service with the Corporation shall thereafter become exercisable. An Option Award exercise shall be complete upon the delivery of all of the following to the Secretary of the Corporation or his or her office:

(a) a written notice complying with the applicable rules established by the Administrator stating that the Option Award, or a portion thereof, is exercised, signed by the Participant or other Person then entitled to exercise the Award or such portion of the Award;

(b) such representations and documents as the Administrator deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, as amended, and any other federal or state securities laws or regulations. The Administrator may also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) if applicable, a completed and signed Consent of Spouse in a form provided by or otherwise acceptable to the Corporation, in its sole discretion;

(d) completed and signed joinder to any shareholders agreement then in effect, in a form provided by or otherwise acceptable to the Board, in its sole discretion;

(e) in the event that the Option Award shall be exercised by any Person or Persons other than the Participant, proof satisfactory to the Administrator of the authority of such Person or Persons to exercise the Award; and

(f) if applicable, full cash payment to the Corporation for the Shares with respect to which the Award, or portion thereof, is exercised. However, the Board may, but is under no obligation (unless otherwise provided in an Award Agreement) to (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of Shares already owned, duly endorsed for transfer to the Corporation with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the surrender of Shares then issuable upon exercise of the vested Option(s) having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Administrator or Board; (vi) allow, once the Shares are registered under the Exchange Act and publicly traded, payment, in whole or in part, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Corporation in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the clauses (ii), (iii), (iv), (v), and (vi) above. In the case of a promissory note, the Administrator or Board may also prescribe the form of such note and the security to be given for such note. The Award may not be exercised, however, by delivery of a promissory note or by a loan from the Corporation when or where such loan or other extension of credit is prohibited by law.

6.5 Additional Rules for Incentive Stock Options.

(a) Annual Limits. No Incentive Stock Option shall be granted to a Participant to the extent that, as a result of such grant, the aggregate Fair Market Value (determined as of the proposed Grant Date) of the Shares with respect to which “incentive stock options” under Section 422 of the Code are exercisable for the first time in any calendar year under this Plan and any other plans of the Corporation would exceed the maximum amount permitted under Section 422(d) of the Code. This limitation shall be applied by taking “incentive stock options” under Section 422 of the Code into account in the order in which granted.

(b) Termination of Employment. Subject to Section 6.7 of this Plan, no Incentive Stock Option Award shall provide that such Incentive Stock Option may be exercised later than three months following termination of Participant’s employment with the Corporation, except to the extent permitted under special rules relating to death and Disability in accordance with Section 422 of the Code.

(c) Other Terms and Conditions; Nontransferability. Notwithstanding anything contained herein to the contrary, the terms and conditions of an Incentive Stock Option Award may contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Administrator or Board so as to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code; provided, however, that the authorization, validity and enforceability of any Incentive Stock Option Award shall not be adversely affected due to a failure to so comply. Such terms and conditions, together with the terms of this Plan, shall be interpreted so as to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. Such terms and conditions shall include, if applicable, limitations on Incentive Stock Options granted to owners of 10% or more of the Corporation. An Incentive Stock Option shall be treated as a Non-Qualified Stock Option to the extent that requirements applicable to “incentive stock options” under Section 422 of the Code shall not be satisfied, shall be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the applicable Participant only by such Participant.

(d) Disqualifying Dispositions. If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the Grant Date or one year following the delivery of such Shares to the applicable Participant upon exercise thereof, such Participant must, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding such disposition as the Administrator, in its sole discretion, may request.

6.6 Repricing. The Board shall have authority to (i) amend previously granted Awards to reduce the Exercise Price of such Awards or (ii) cancel such Awards and grant replacement Awards with a lower Exercise Price than the Awards being cancelled; provided, however, that, in the case of Awards intended to not provide for the deferral of compensation within the meaning of Section 409A, such adjustment shall be made in a manner consistent with the applicable requirements of Section 409A.

6.7 Exercisability Following Termination of Employment or Service. If a Participant has any vested and unexercised Option Awards outstanding as of the Participant’s termination of employment or service (as applicable) with the Corporation, then such Participant shall have thirty (30) days following the date of such Participant’s termination of employment or service (the “Termination Date”) to exercise any vested and unexercised Option Awards. Any Option Awards that remain unexercised as of the thirty-first (31st) day following the Termination Date shall automatically be cancelled and forfeited by such Participant.

7. Restricted Stock Awards and Restricted Stock Units

7.1 Awards of Restricted Stock and Restricted Stock Units. Restricted Stock and/or Restricted Stock Units may be granted to any Eligible Person selected by the Board or Administrator.

7.2 Vesting and Other Restrictions. The Restricted Stock granted to a Participant may be immediately transferable or subject to restrictions on transfer. The Administrator shall prescribe the time or times at which, and the conditions upon which, each Share of Restricted Stock and each Restricted Stock Unit shall become vested or transferable, which may include, without limitation, an obligation to become a party to any agreement among the shareholders of the Corporation then in effect. The Board or Administrator shall prescribe the term for satisfying any conditions to vesting or transferability of any share of Restricted Stock and each Restricted Stock Unit. Such vesting requirements may be based on the continued employment of the applicable Participant with the Corporation, the attainment of specified performance measures, or other conditions established by the Board or Administrator. The Board may prescribe that the certificates representing the Restricted Stock shall remain in the physical custody of the Corporation, or an agent designated by the Corporation, until all such restrictions and conditions have been satisfied or are waived, terminated, or expired. Unless otherwise prescribed by the Board or Administrator, failure to satisfy any such conditions shall result in the forfeiture (and return to the Corporation) by the Participant of the Restricted Stock and/or the Restricted Stock Units, as applicable.

7.3 Additional Provisions Relating to Restricted Stock.

(a) Rights as a Shareholder. Subject to the provisions of this Section 7 and unless otherwise prescribed by the Board or Administrator, the Participant will not have any of the rights of a shareholder with respect to any unvested Restricted Stock, including, but not limited to, the right to vote the Shares of Restricted Stock and to receive any dividends and other distributions paid with respect to such Shares.

(b) Section 83(b) Election. The Board or Administrator may prescribe that an Award of Restricted Stock is conditioned upon the applicable Participant making an election with respect to such Award under Section 83(b) of the Code. Irrespective of whether the Award is so conditioned, each Participant who makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock must promptly provide a copy of such election to the Corporation.

7.4 Additional Provisions Relating to Restricted Stock Units.

(a) Settlement.  Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Corporation one Share or an amount of cash or other property equal to the Fair Market Value of one Share on the settlement date, as the Board or Administrator shall determine and as provided in the applicable Award Agreement.  The Board or Administrator may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(b) Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units unless and until Shares are delivered in settlement thereof.

(c) Dividend Equivalents.  To the extent provided by the Administrator or Board, a grant of Restricted Stock Units may provide a Participant with the right to receive the equivalent value, whether in cash or shares of dividends paid on Shares (“Dividend Equivalents”).  Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Shares and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator or Board, subject, in each case, to such terms and conditions as the Administrator or Board shall establish and set forth in the applicable Award Agreement.

8. Other Stock-Based Awards.

8.1 Other Stock-Based Awards may be granted hereunder to Participants, including, without limitation, Awards entitling Participants to receive Shares to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, and/or as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock-Based Awards may be paid in Shares, cash, or other property, as the Administrator shall determine.  Subject to the provisions of the Plan, the Board or Administrator shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price, transfer restrictions, vesting conditions, and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement.

9. Effect of Termination of Employment.

9.1 Termination for Cause. Notwithstanding any provision herein to the contrary, if a Participant’s employment or service with the Corporation is terminated for Cause, then, immediately upon the termination of the Participant’s employment or service with the Corporation: (i) all unvested Awards granted to Participant shall be immediately forfeited and automatically terminate; and (ii) all vested but unexercised Awards granted to such Participant shall be immediately forfeited and automatically terminate.

9.2 Termination Without Cause. Notwithstanding any provision herein to the contrary, if a Participant voluntarily terminates his or her employment or service with the Corporation, or the Corporation terminates a Participant’s employment or service with the Corporation without Cause, then: (i) immediately upon such termination of the Participant’s employment or service with the Corporation, all unvested Awards granted to Participant shall be immediately forfeited and automatically terminate; and (ii) the Participant shall have thirty (30) days following the date of termination within which to exercise all vested but unexercised Awards, and any vested but unexercised Awards shall automatically expire as of the thirty-first (31st) day following the date of such termination of employment or service.

10. Requirements for Issuance of Shares

10.1 Stock Certification. Shares issued hereunder may be evidenced in such manner as the Corporation shall deem appropriate, including book entry registration or issuance of a stock certificate or certificates.

10.2 Securities Laws. Notwithstanding anything contained in this Plan to the contrary, no Shares shall be issued or transferred in connection with any Award hereunder unless and until all requirements imposed by securities and other laws, rules, and regulations and by any securities exchange or market on which the Common Stock is listed, which is then applicable to the issuance or transfer of such Shares, shall have been complied with to the satisfaction of the Corporation. The Board shall have the right to condition any Award made to any Participant, or the exercise thereof, hereunder on such Participant’s undertaking to comply with such restrictions on his or her subsequent disposition of the Shares covered thereby as the Board shall deem necessary or advisable at any time. Certificates representing Shares issued or transferred under this Plan may be subject to such stop-transfer orders and other restrictions, and bear such other legends as the Corporation may deem convenient, expedient, necessary or appropriate.

10.3 Registration. The Shares have not been registered for sale, issuance, or transfer under the Securities Act. For so long as the Shares are not registered for sale, issuance, or transfer or are otherwise not permitted to be sold, issued, or transferred under the Securities Act or other applicable laws, the Corporation shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares may be offered or sold without such registration pursuant to an available exemption therefrom, the terms and conditions of such exemption shall have been fully complied with and the Corporation elects to rely thereon (which it shall be under no obligation to do). If the Shares offered for sale or sold under this Plan are offered or sold pursuant to (a) an exemption from registration under the Securities Act or (b) any applicable law other than those of the United States, the Corporation may restrict the transfer of such Shares and may legend the stock certificates representing such shares in such manner as it deems advisable to ensure the availability of such exemption.

10.4 Restrictions on Common Stock. The Board or Administrator may impose such conditions on any shares of the Common Stock issuable under this Plan as it may deem to be advisable, including, without limitation, restrictions under (a) the Securities Act, (b) the requirements of the stock exchange upon which any shares the same class are then listed, (c) any blue sky or other securities laws applicable to such shares and (d) any shareholders agreement then in effect.

10.5 Legends of the Common Stock. The Corporation reserves the right to legend any certificate for shares of Common Stock that conditions sales of such shares upon compliance with applicable federal and state securities laws and regulations. The Participant consents to the placement of a legend or legends on any certificate for shares of Common Stock, which legend or legends may include the legends specified in a shareholders agreement (or substantially similar provisions).

10.6 No Corporation Liability. The Corporation shall have no liability to a Participant if the Fair Market Value of Shares decreases between the date on which the Award is granted or vests or the Participant first attempts to exercise the Participant’s Award and the date on which the Corporation issues, transfers, or otherwise delivers such Shares in settlement therefor. In addition, the Corporation shall have no liability in respect of any Award that expires prior to exercise or settlement or that are cancelled or otherwise forfeited pursuant to the terms of this Plan or the applicable Award Agreement.

11. Delivery of and Restrictions on Transfer of Shares

11.1 Delivery of Shares. Except as may otherwise be determined by the Board or Administrator:

(a) the Shares (i) will be evidenced by a physical certificate retained by the Corporation or such escrow agent as the Corporation may appoint until the Shares have vested, or (ii) if the Administrator or Board so elects, will be delivered to the Participant in book entry form by causing the Shares to be credited to the Participant’s account either in the records of the Corporation, or at such brokerage firm as may be designated by the Corporation to assist in the administration of the Plan (the “Broker”);

(b) when Shares are delivered in book-entry form, such delivery as well as all subsequent transfers and other matters relating to the Shares will be subject, in addition to all other provisions hereof, to the rules and requirements imposed by the Broker, if applicable, and such administrative rules and requirements as may be imposed by the Corporation; and

(c) in addition to any legends permitted or required under Article 10, each certificate and each book entry relating to Shares may be subject to such stop-transfer orders and other restrictions and bear such other legends as the Corporation may deem convenient, expedient, necessary, or appropriate relating to the restrictions under this Plan, any applicable shareholders agreements, or the applicable Award Agreement, as applicable, applicable securities, tax or other laws or applicable rules of any securities exchange or market.

Prior to vesting and payment of any applicable loans, the Shares will be subject to stop transfer instructions as may be given by the Corporation to the Broker and the transfer agent, if applicable, for the Shares. Upon vesting of any Shares, such stop transfer instructions will be terminated (except to the extent that any Shares may be subject to loans or sold to satisfy applicable withholding requirements). Upon forfeiture of any Shares, the Broker and such transfer agent will be instructed to, or the Corporation shall, as applicable, debit such Shares from such account and return them to the Corporation.

(d) Representation Regarding Acquisition of Shares. Unless and until a registration statement with respect to the sale, issue, or transfer of the Shares under the Securities Act and all other applicable laws has been filed and declared effective, each Participant will be required to make representations regarding Shares acquired pursuant to an Award, which representations shall be set forth in the applicable Award Agreement, exercise notice or joinder agreement. Participant will be required to enter into a joinder agreement pursuant to which he will become subject to any shareholders agreement then in effect. Any such shareholders agreement may contain limitations on rights and obligations of the Participant as a shareholder of the Corporation.

11.2 Transfer of Shares. A Participant may not transfer the Shares acquired under the Plan if such transfer would violate any shareholders agreement then in effect.

11.3 Corporation Repurchase Right.

(a) Upon the termination of a Participant’s employment or service with the Corporation for any reason, the Corporation shall have the right, but not the obligation, until the first anniversary of the termination of the Participant’s employment or service to repurchase some or all of the vested Shares and/or the vested Options from the Participant, the Participant’s estate (in the case of the Participant’s death), or any permitted transferee of such vested Shares and/or vested Options (a “Permitted Transferee”), if applicable (the “Call Right”).

(b) When exercising its Call Right following the termination of a Participant’s employment by the Corporation or any Subsidiary for Cause or by the Participant (other than due to the death or Disability of the Participant), the Corporation shall pay an amount per Share purchased pursuant to the Call Right equal to the lesser of: (1) the price per Share paid by the Participant for such Shares, or (2) the Specified Value (as defined below). When exercising its Call Right following a termination of the Participant’s employment or service due to the Participant’s death or Disability or by the Corporation without Cause, the Corporation shall pay the Specified Value per Share purchased pursuant to the Call Right. For the avoidance of doubt, if the Participant did not pay for the Participant’s Shares and if the Corporation exercises its Call Right, then the amount per Share to be paid by the Corporation shall be the Specified Value per Share. For purposes of this Section 11.3, “Specified Value” shall mean the Fair Market Value as of the date of termination of the Participant’s employment or the date of the exercise of the Call Right, as applicable, whichever is less. Notwithstanding the foregoing, the Corporation may defer under Section 11.3(c) the amount, if any, that it shall be obligated to pay under this Section 11.3(b) in excess of $100,000 per fiscal year in the aggregate to the Participant.

(c) Notwithstanding anything in Section 11.3(a) or Section 11.3(b) to the contrary, the Corporation shall not be obligated to repurchase any of the Shares from the Participant, or from the estate of the Participant, and may defer such repurchase, if there exists and is continuing a default or an event of default on the part of the Corporation or under any guarantee or other agreement under which the Corporation or any of its Subsidiaries has borrowed money or if such repurchase would constitute a breach of, or result in a default or an event of default on the part of the Corporation or any of its Subsidiaries under, any such guarantee or agreement, or if the repurchase would not be permitted under any applicable laws. If the Corporation elects to exercise its Call Right, but is generally unable to pay for such Shares in accordance with the preceding sentence, the Corporation shall pay the Participant for such Shares as soon as possible, with interest at the federal short-term interest rate in effect on the first day of the month of exercise of the Call Right, to be recalculated on the first day of each month thereafter until all payments due are made.

(d) The Corporation may exercise its Call Right under this Section 11.3 by giving written notice thereof to the Participant (or his or her estate, if applicable). Upon delivery (or promptly following delivery) of such notice of exercise of the Call Right, the Corporation shall deliver to the Participant (or his or her estate, if applicable) a calculation of the purchase price therefor determined in accordance with Section 11.3(b). The consummation of the repurchase, to the extent such repurchase would require the delivery of payment to the Participant, shall take place at the principal offices of the Corporation on the tenth (10th) business day following the delivery of the calculation of the purchase price (or at such other time and/or place as the Corporation and the Participant (or such estate) shall agree).

(e) Nothing in this Section 11.3 shall in any way restrict the operation of the Corporation’s Certificate of Incorporation or Bylaws (each as amended from time to time) or the operation of any shareholders agreement in effect from time to time.

11.4 Conflict with Agreements. The provisions of this Article 11 are intended to be in addition to, and not in conflict with the rights and restrictions in any Award Agreement and any shareholders agreement. To the extent there is a conflict between the terms of this Article 11 and any of the rights or restrictions in an Award Agreement, the terms of this Article 11 shall prevail, notwithstanding any other provisions of such Award Agreement. To the extent there is a conflict between the terms of this Article 11 and any of the rights or restrictions in any shareholders agreement, the terms that are more favorable to the Corporation shall prevail.

12. Change in Control

12.1 Modification Generally. In addition to the adjustments under Section 3.3, the Board may prescribe, in its sole discretion, additional provisions relating to the effect of a Change in Control or a Corporate Event on an Award. Such provisions need not be incorporated into the Award Agreement and may include: (a) acceleration of the vesting and exercisability of any Award; (b) extension of time periods for satisfying vesting or transferability conditions with respect to, or exercising or realizing payments, rights, benefits or gains from, any Award; (c) elimination or modification of conditions related to vesting, transferability, or exercisability of or payments, rights, benefits, or gains under, any Award; (d) provision for the settlement of any Award for an equivalent value, as determined by the Board, in other securities, cash, or properties; (e) the cancellation of any or all outstanding Awards and the grant in substitution therefor of (i) new Awards covering the same or different numbers or kinds of securities and having an Exercise Price which may be the same as or different than the Exercise Price of the Awards being cancelled, or (ii) the right to receive a payment of cash or other property in an amount and at a time and form (in each case, consistent with the applicable requirements of Section 409A) as determined by the Board; (f) cancellation or forfeiture of any Awards, without substitution therefor, that are not vested as of the date of the Change in Control or Corporate Event (e.g., if there is no acceleration of vesting upon a Change in Control or Corporate Event under the terms of the Award Agreement) without consideration; and (g) the amendment of the other terms and conditions of any and all outstanding Awards; provided, however, that no such action under clause (f) shall materially and adversely affect the rights or benefits of a Participant, considered as a whole, under any outstanding Award without the consent of such Participant.

12.2 Cash-Out. Upon a Change in Control or a Corporate Event, the Board may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) require that outstanding Awards that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money”, as determined by the Board, which amount may be equal or lesser, but not materially lesser, than any amounts shareholders of the Corporation may be entitled to receive for their shares of Common Stock, or other equity interests in the Corporation to which Common Stock may have been converted, in connection with the Change in Control or Corporate Event; (b) require that Participants surrender, at the closing of such Change in Control or Corporate Event, their outstanding Awards that are “in-the-money” in exchange for a settlement upon or following the Change in Control or Corporate Event or at such later time as shareholders of the Corporation are entitled to receive consideration for their shares of Common Stock or other equity interests in connection with the Change in Control or Corporate Event, as determined by the Board; and (c) cancel any or all Awards that are not “in the money” without consideration. Such surrender, settlement, and cancellation shall take place as of the date of the Change in Control or the Corporate Event, or such other date as the Board may specify. For purposes of this Section 12.2, “in-the-money” means that the Fair Market Value of a Share subject to an Option, as of the date of the Change in Control or Corporate Event, as applicable, is greater than the Exercise Price per Share.

13. Miscellaneous and General Award Provisions

13.1 Conflict with Agreements. The provisions of this Plan are intended to be in addition to, and not in conflict with, the rights and restrictions in any Award Agreement and any shareholders agreement. To the extent there is a conflict between the terms of this Plan and any of the rights or restrictions in an Award Agreement, the terms of this Plan shall prevail, notwithstanding any other provisions of such Award Agreement. To the extent there is a conflict between the terms of this Plan and any shareholders agreement, the terms of the shareholders agreement shall prevail.

13.2 Forfeiture Events. Unless otherwise provided in an Award Agreement, a Participant’s rights, payments, gains and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events, in addition to any otherwise applicable continued employment or performance conditions. Such events include termination of employment for Cause, violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants, and engagement in activities which have been, are or would reasonably be expected to be, detrimental to the interests of the Corporation, as determined in the sole and good faith judgment of the Board.

13.3 No Assignment or Transfer; Beneficiaries. Unless otherwise prescribed or approved by the Board or Administrator, Awards shall not be transferable, except by will or by the laws of descent and distribution and, during the lifetime of a Participant, Awards shall be exercised only by the applicable Participant or by his or her guardian or legal representative. Each Participant shall have the right to designate a beneficiary or beneficiaries, in a form acceptable to the Corporation, who shall be entitled to take any action, make any election and receive any rights, payments, benefits, or gains under an applicable Award following such Participant’s death.

13.4 Deferrals of Payment. Notwithstanding anything contained herein to the contrary, the Board may permit, in its sole discretion, a Participant to defer the receipt of payment or delivery of cash, securities, rights, or other property that would otherwise be due to such Participant by virtue of the exercise of or the satisfaction of vesting or other conditions or restrictions with respect to an Award. If any such deferral is to be permitted, the Board shall establish the rules and procedures relating to such deferral, including the period of time in advance of payment or delivery when an election to defer is required to be made, the time period of the deferral, the events that would result in payment or delivery of the deferred amount, the interest or other earnings attributable to the deferred amount, and the method of funding (if any) attributable to the deferred amount. Any deferrals made pursuant to this Section 13.4 shall be made in a manner and subject to terms and conditions so as to comply with Section 409A.

13.5 Rights as Shareholder. Except as otherwise provided in this Plan or in any Award Agreement, no Participant shall have any rights (including rights with respect to voting, dividends or distributions) with respect to any securities underlying an Award until the date such Participant becomes the holder of record of such securities.

13.6 Employment or Service. Nothing in this Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant the right to continue in any capacity in which such Person is employed by, or otherwise serves, the Corporation and shall not interfere in any way with any right that the Corporation would otherwise have to terminate such Person’s employment or other service at any time.

13.7 Tax Withholding. All Awards under this Plan shall be subject to applicable withholding requirements for federal, state and local taxes and other governmental charges, including, without limitation, unemployment (including FUTA), social security, Medicare (including FICA) and income taxes. The Participant or other Person exercising Awards shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or securities, cash, rights, or other property paid or delivered in settlement of an Award. Payment shall be made in cash or by check; provided, the Administrator may, in its sole discretion granted in advance, pay such amount to the appropriate governmental authorities and accept from the Participant or other Person exercising Awards payment to it (a) in Shares acceptable to the Board, valued at the Fair Market Value of such Shares on the applicable date, (b) by deduction from the settlement of the applicable Award, (c) by a combination of the methods described above, or (d) by such other method as may be approved by the Administrator. The Corporation may, and is hereby authorized to, at its election (i) require that the Participant or other Person receiving or exercising Awards, or receiving Shares or cash or other property in settlement of Awards, pay to the Corporation, (ii) deduct from other compensation, including wages, to be paid by the Corporation to the Participant, or (iii) withhold from any Shares or cash or other property deliverable under this Plan in settlement of an Award, in each case, the amount of any federal, state, or local taxes that the Corporation is required to withhold with respect to such Awards.

13.8 Unfunded Plan. This Plan shall be unfunded. Neither the adoption of this Plan nor the setting aside of securities, cash, rights, or other property by the Corporation with which to discharge its obligations hereunder shall be deemed to create a trust or other funded arrangement. Neither the Corporation nor any other Person shall be required to establish any special or separate fund or to make any other segregation of assets to assure the settlement of any Awards under this Plan. The benefits provided under this Plan shall be general unsecured obligations of the Corporation payable solely from the general assets of the Corporation, and neither a Participant nor such Participant’s beneficiaries or estate shall have any interest in any assets of the Corporation by virtue of this Plan, except as a general unsecured creditor of the Corporation. The Corporation shall have the right to implement or set aside securities, cash, rights, or other property in a grantor trust, subject to the claims of the Corporation’s creditors, to discharge its obligations under this Plan.

13.9 Other Compensation and Benefit Plans. The adoption of this Plan shall not affect any other stock incentive or other compensation plans of the Corporation and shall not preclude the Corporation from establishing any other forms of stock incentive or other compensation for Employees, Non-Employee Directors, or other Persons. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other benefits of such Participant are determined, including benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan. The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the Employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. The Corporation has no obligation to offer incentive plans to Participants in the future, and the Plan shall be effective only for the time period specified in the Plan and shall not be deemed to renew year over year and there is no obligation for uniformity of treatment of Employees or Participants under the Plan. The Participant understands and accepts that grants made under the Plan are entirely at the sole discretion of the Corporation. Specifically, the Corporation assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, the Corporation may amend or terminate the Plan or discontinue the grant of Awards under the Plan at any time, at its sole discretion and without advance notice.

13.10 Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Whenever used herein, the word “including” shall be deemed to be followed by the phrase “without limitation.” Headings of Sections hereof are inserted for convenience of reference and constitute no part of this Plan.

13.11 Severability. If any provision of this Plan or any Award becomes, or is deemed by the Administrator or Board to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator or Board, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be so construed or deemed amended without, in the determination of the Administrator or Board, materially altering the intent of this Plan or such Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of this Plan and such Award shall remain in full force and effect.

13.12 GOVERNING LAW. THE VALIDITY AND CONSTRUCTION OF THIS PLAN AND OF THE AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.13 Submission to Jurisdiction; Waiver of Jury Trial. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America, in each case located in the State of Florida, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to the address contained in the records of the Corporation shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of the State of Florida or the United States of America, in each case located in Collier County, Florida, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

13.14 Fractional Shares. No fractional Shares or any Award in an amount less than one Share shall be delivered pursuant to this Plan, and the Board shall determine whether cash, other securities, or other property shall be paid or delivered in lieu of any fractional Shares less than one Share or whether such fractional Shares less than one Share or any rights thereto shall be canceled, terminated, or otherwise eliminated.

13.15 Section 409A.

(a) It is the intention of the Corporation that no Award be subject to the additional tax imposed by Section 409A, and to the extent that there are any ambiguities herein, this Plan shall be interpreted and administered accordingly. Notwithstanding anything herein to the contrary, the Administrator or Board may amend the terms of the Plan and any Award, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Administrator or Board without the consent of the Participant, including, without limitation, any such actions intended to (i) exempt this Plan and/or any Award from the application of Section 409A, and/or (ii) comply with the requirements of Section 409A, including, without limitation, any such regulations, guidance, compliance programs, and other interpretative authority that may be issued after the date of grant of any Award. The Corporation makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Corporation shall have no obligation under this Section 13.15 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

(b) Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s relationship as a service provider to the Corporation shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s relationship with the Corporation. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Award to a “specified employee” (as defined under Section 409A and determined by the administrator of the Plan) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

13.16 Assignment/Assumption. The obligations of the Corporation under the Plan may be transferred or assigned and shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. This Plan shall be binding upon the Participant and the Participant’s beneficiaries, estate (which includes his executor or administrator), and Permitted Transferees.

13.17 Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Corporation and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Corporation and its subsidiaries and affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Corporation or any of its Subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing, and administering the Plan and Awards (the “Data”). The Corporation, its Subsidiaries, and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Participant’s participation in the Plan, and the Corporation, its Subsidiaries, and affiliates may each further transfer the Data to any third parties assisting the Corporation in the implementation, administration, and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Corporation or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Corporation with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Corporation may cancel Participant’s ability to participate in the Plan and, in the discretion of the Administrator, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

13.18 Compliance with Law. This Plan, the Awards granted hereunder and the obligations of the Corporation under this Plan and corresponding Award Agreements shall be subject to all applicable laws and to approvals by any governmental or regulatory agency that may be required. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Administrator or Board may revoke any Award if it is contrary to applicable law or modify an Award to bring it into compliance with applicable law or within the provisions of this Plan. The Board may agree to limit its authority under this Section.

13.19 Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Corporation will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an administrator, director, officer, other employee or agent of the Corporation.  The Corporation will indemnify and hold harmless each director, officer, other employee, and agent of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including attorneys’ fees and costs) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

14. Effective Date, Termination and Amendment

14.1 Effective Date: Shareholder Approval. This Plan shall become effective as of the Effective Date following approval of this Plan by the Board; provided that no Award granted hereunder shall be an Incentive Stock Option unless the shareholders of the Corporation approve the Plan within 12 months of such date.

14.2 Termination. The authority to grant new Awards under this Plan shall terminate on the date immediately preceding the tenth anniversary of the Effective Date. The Board may at any earlier date terminate the Plan. No termination of this Plan shall adversely affect any outstanding Award theretofore granted, without the consent of the applicable Participant or his or her estate, beneficiary or Permitted Transferee.

14.3 Amendment. The Board may, at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that any such amendment or modification shall not apply to any outstanding Awards if such amendment materially and adversely affects such Award in a manner not permitted under the Plan as in effect prior to such amendment without the consent of the Participant holding such Award; and provided, further, that the Board may seek the approval of any amendment or modification by the shareholders to the extent that it deems necessary or advisable for purposes of compliance with the Code, the requirements of any securities market on which the Common Stock is then registered, or any other purpose. The Board may amend any Award Agreement at any time to the extent provided in this Plan or the particular Award Agreement. The authority of the Board to take any action (other than grant new Awards) hereunder shall continue after the authority for grant of new Awards hereunder has been exhausted or terminated.

* * * * *

22